                                  SCHEDULE 14A
    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES ACT OF 1934 Filed by the Registrant[X]
Filed by a Party other than the Registrant
Check the Appropriate box:
[ ]Preliminary Proxy Statement
[ ]Confidential, for Use of the Commission Only (as permitted by
   Rule 14a-6(e)(2))
[X]Definitive Proxy Statement
[ ]Definitive Additional Materials
[ ]Soliciting Material Pursuant to 14a-11(c) or 14a-12
                         BODDIE-NOELL PROPERTIES, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[ ]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]Fee computed per Exchange Act Rules 14a-6(i)(4) and 0-11.
 1) Title of each class of securities to which transaction applies:
 2) Aggregate number of securities to which transaction applies:
 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
 4) Proposed maximum aggregate value of transaction:
 5) Total fee paid:
[X]Fee paid previously with preliminary materials.
[ ]Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

                         BODDIE-NOELL PROPERTIES, INC.

                                                                    May 26, 1995

Fellow Shareholders:
     You are cordially invited to attend the annual meeting of shareholders of Boddie-Noell Properties, Inc. (the "Company"), to be held at the Omni Hotel, 222 East Third Street in Charlotte, North Carolina, on Thursday, June 29, 1995 at 10:00 a.m. The business to be conducted at the meeting is set forth in the formal notice that follows.

     MANAGEMENT AND THE BOARD OF DIRECTORS OF THE COMPANY STRONGLY RECOMMEND THAT YOU VOTE FOR EACH OF THE PROPOSALS TO BE VOTED UPON AT THE ANNUAL MEETING AS SET FORTH IN THE FORMAL NOTICE AND PROXY STATEMENT THAT FOLLOW.

     The Company relies on all shareholders to promptly execute and return their proxies in order to avoid costly proxy solicitation. Accordingly, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope (which requires no postage if mailed in the United States). If you attend the annual meeting, as we hope you do, you may withdraw your proxy at the meeting and vote your shares in person from the floor. YOUR VOTE IS IMPORTANT.
                                         Sincerely,
                                         BODDIE-NOELL PROPERTIES, INC.
                                         D. SCOTT WILKERSON
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER
        3710 One First Union Center  (Bullet)  Charlotte, North Carolina
                        28202  (Bullet)  (704) 333-1367

                         BODDIE-NOELL PROPERTIES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 29, 1995
TO THE SHAREHOLDERS OF BODDIE-NOELL PROPERTIES, INC.

     NOTICE is hereby given that an annual meeting (the "Meeting") of shareholders of Boddie-Noell Properties, Inc. (the "Company") will be held on June 29, 1995, at 10:00 a.m. at the Omni Hotel, 222 East Third Street, Charlotte, North Carolina 28202 for the following purposes:

     1. To elect five directors.
     2. To amend the Certificate of Incorporation to authorize the issuance of 10 million shares of preferred stock (the "Preferred Stock"), issuable in series the characteristics of which would be set by the Board of Directors.
     3. To amend the Certificate of Incorporation to increase the number of shares of common stock that the Company has authority to issue from 10 million to 100 million shares.
     4. To amend the bylaws to eliminate the restrictions on the issuance of Preferred Stock.
     5. To approve issuances of 20% or more of the Company's outstanding common stock (or securities convertible into 20% or more of the common stock) to a single person or group in connection with acquisitions.
     6. To amend the bylaws to eliminate the restrictions on making loans to other persons.
     7. To transact such other business that may properly come before the Meeting or any adjournments thereof.
     Pursuant to the Delaware General Corporation Law and provisions of the Company's bylaws, May 15, 1995 has been fixed as the record date for determination of the shareholders entitled to notice of and to vote at the Meeting, and accordingly, only such persons as are holders of record of common stock at the close of business on such date will be entitled to notice of and to vote at such meeting and any adjournments thereof.
     You are invited to attend this Meeting. In the event you are unable to attend, please sign, date and return the accompanying proxy promptly so that your shares may be represented and voted at the Meeting. If you desire to vote at the Meeting in person, you may revoke your proxy at that time. In the meantime, the prompt return of your proxy, properly dated and signed, will ensure the presence of a quorum at the Meeting. A return envelope is enclosed for your convenience.

                                         By order of the Board of Directors,

                                         PHILIP S. PAYNE
                                         EXECUTIVE VICE PRESIDENT AND
                                         CHIEF FINANCIAL OFFICER

Date: May 26, 1995

                 YOUR PROXY IS IMPORTANT, PLEASE VOTE PROMPTLY.

                         BODDIE-NOELL PROPERTIES, INC.

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 29, 1995

     The following proxy statement is furnished to the shareholders of Boddie-Noell Properties, Inc. (the "Company") in connection with the solicitation by the Board of Directors of proxies for use at an annual meeting of shareholders (the "Meeting") of the Company for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Meeting will be held Thursday, June 29, 1995 at 10:00 a.m. eastern daylight savings time at the Omni Hotel, 222 East Third Street, Charlotte, North Carolina. The Company's principal executive offices are located at 3710 One First Union Center, Charlotte, North Carolina, 28202. The Company's telephone number is (704) 333-1367. It is anticipated that the proxy, Proxy Statement and Notice of Annual Meeting of Shareholders will be mailed to shareholders on May 26, 1995.

     All costs of solicitation will be borne by the Company. In addition to the use of mails, proxies may be solicited by personal interview, telephone or telegraph, by directors or officers of the Company and certain independent solicitation agents as discussed below.
     The Company has retained Corporate Communications, Inc., Depository Trust Company, Independent Election Corporation of America, and First Union National Bank (collectively, the "Consultants") to assist in the process of identifying and contacting shareholders for the purpose of soliciting proxies. The entire expense of engaging the services of the Consultants to assist in proxy solicitation is projected to be $3,500, exclusive of certain other fees paid to First Union National Bank in connection with the operation of the Meeting.

     Proxies may be revoked at any time before exercise thereof by filing a notice of such revocation or a later dated proxy with the secretary of the Company or by voting in person at the Meeting. Consequently, execution of the proxy will not in any way affect a shareholder's right to attend the Meeting, revoke his or her proxy, and vote in person.

     Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned proxy, the shares will be voted FOR each of the proposals to be voted upon at the Meeting as set forth in the formal notice attached and as described in this Proxy Statement.

     Holders of record of shares of common stock (the "Common Stock") of the Company as of the close of business on the record date, May 15, 1995, are entitled to receive notice of, and to vote at, the Meeting. At the close of business on May 15, 1995, 3,005,240 shares of Common Stock were issued and outstanding. A shareholder of record on the record date is entitled to one vote for each share then held. The holders, present in person or by proxy, of a majority of the total number of outstanding shares of the Common Stock entitled to vote at the Meeting will constitute a quorum.


     Shares represented by proxies that reflect abstention or "broker non-votes" (i.e., shares held by a broker or nominee that are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the voting shares of Common Stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the most votes. The affirmative vote of a majority of the shares of Common Stock outstanding is required to approve the amendments to the Company's Certificate of Incorporation; therefore, abstentions and broker non-votes will have the same effect as votes against such proposals. Other proposals to come before the Meeting require the approval of a majority of the shares of Common Stock present and entitled to vote on such proposals. Abstentions as to such proposals will have the same effect as votes against such proposals. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of such proposals and will not be counted as votes for or against such proposals. No appraisal or dissenters' rights are available with respect to any matters to be voted upon at the Meeting.

                                    SUMMARY
     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT.
     As evidenced by the Company's acquisition of BT Venture Corporation ("BTVC") in October of 1994, the Company is committed to a strategy of increasing its property portfolio and changing its emphasis from restaurant to apartment properties. As part of this strategy, the Company continues to seek acquisitions of apartment properties on attractive terms. The Company's ability to acquire additional properties, however, has been hindered by its inability to access sufficient sources of acquisition financing and its high level of debt. To improve the Company's ability to obtain sufficient capital to meet its strategic growth plan and lower its debt to equity ratio, the Company's Board of Directors recommends that the shareholders adopt certain changes to the Company's Certificate of Incorporation and bylaws. These changes are primarily designed to allow the Company to raise additional equity capital through the issuance of Preferred Stock, including Preferred Stock convertible into Common Stock. The Board of Directors believes that this flexibility is necessary for the Company to compete for equity investors with other real estate investment trusts that already possess such authority.

     In a companion proposal, the Company is requesting that the shareholders waive an American Stock Exchange requirement that shareholders approve the issuance of 20% or more of the outstanding Common Stock (or securities convertible into 20% or more of the Common Stock) to a single person or group in connection with acquisitions. Given the Company's current small capitalization level, it is likely that many proposed issuances of new equity would require shareholder approval. The Board of Directors believes that this pre-approval requirement hinders the Company's ability to attract investors due to the uncertainty of the Company being able to obtain shareholder approval and the delay associated with obtaining such approval.


     The Board of Directors also recommends the elimination of a bylaw provision restricting the making of loans to other parties. The Company is seeking elimination of this provision in connection with the restructuring of its third-party management business. The Company provides management services for properties owned by third-parties. Income earned by the Company from these third-party management services may adversely affect the characterization of the Company as a REIT if the revenue derived from such third-party services exceeds 5% of the Company's gross revenues. Although the Company's third-party revenues did not exceed the permissible level, the Board of Directors decided to restructure the Company's third-party management services to alleviate the risk that the Company's third-party revenues would do so in the future. Such restructuring involved the transfer of its third-party management business to a newly formed taxable subsidiary, BNP Management, Inc. (the "Management Company"), of which 95% of the economic interest is owned by the Company. To enable the Company to maintain its status as a REIT, the Company owns 100% of the non-voting common stock and 1% of the voting stock of the Management Company. The remaining ownership interest in the Management Company (representing 5% of the economic interest) is owned by officers of the Management Company, who are also officers of the Company. The restructuring of the Company's third-party management business through the creation of the Management Company is not subject to approval or ratification by the Company's shareholders. The Company anticipates that it may be required to loan funds to the Management Company from time to time for working capital needs and, accordingly, desires to remove the bylaw provision prohibiting the making of such loans.

     Although the Board believes that approval of the various proposals is in the best interests of the Company, shareholders should carefully consider the risks associated with the adoption of all or any one of these proposals. Such risks include, among others:
          (Bullet) possible dilution of shareholders' ownership interest in the
                   Company;
          (Bullet) risk that cash available for distribution to shareholders would be reduced by the amount used to (i) pay dividends on Preferred Stock or (ii) redeem outstanding securities;
          (Bullet) possible loss of REIT status and reduction in shareholders' voting power caused by a concentration of ownership of Common Stock;
          (Bullet) risk that holders of Preferred Stock would have special voting rights that would effectively reduce the control of the common shareholders over the Company;
          (Bullet) risk that certain corporate actions would require the consent of the holders of Preferred Stock, possibly restricting the Company from taking actions in the best interest of the common shareholders;

          (Bullet) possible issuance of Common Stock at less than its fair market value causing a reduction in the value of Common Stock;

          (Bullet) risk that the Company would be more likely to consummate an acquisition that is not in the best interest of the shareholders; and


          (Bullet) risk that loans to the Management Company would not be repaid because of the unsecured nature of such debt and the Company's lack of voting control over the Management Company.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS
     Pursuant to the Certificate of Incorporation and Article III of the Company's bylaws, the Board of Directors consists of five directors, whose terms of office expire annually. At each annual meeting the shareholders shall elect directors to hold office until the next annual meeting. Those directors whose terms expire at the 1995 annual meeting of shareholders, or until their successors are elected and qualified, are B. Mayo Boddie, Nicholas B. Boddie, James B. Powers, William H. Stanley and Richard A. Urquhart, Jr., all of whom have been nominated for election at the Meeting as directors to hold office until the 1996 Annual Meeting of Shareholders and until their successors are elected and qualified.

     The Board of Directors of the Company recommends a vote FOR B. Mayo Boddie, Nicholas B. Boddie, James B. Powers, William H. Stanley and Robert A. Urquhart, Jr., as directors to hold office until the 1996 annual meeting of shareholders and until their successors are elected and qualified. Should any of these persons become unable to accept nomination or election, which management has no reason to expect, it is the intention of the persons appointed as proxy agents in the enclosed proxy to vote for the substitute in each case.

     The names of the five persons nominated for election to the Board of Directors, their principal occupations or employment, and certain other information with respect to each of them are set forth below. All of the individuals named below have been directors of the Company since its formation in 1987.

     Mr. B. Mayo Boddie (age 65) is chairman of the Board of Directors of the Company and was formerly its chief executive officer. Mr. Boddie was a co-founder of Boddie-Noell Enterprises ("BNE") in 1961 and is currently chairman of the board and chief executive officer of BNE. Mr. Boddie serves as a director of First Union National Bank of North Carolina and Factory Stores of America, a real estate investment trust. B. Mayo Boddie is the brother of Nicholas B. Boddie.


     Mr. Nicholas B. Boddie (age 67) is vice chairman of the Board of Directors of the Company. Mr. Boddie was a co-founder of BNE in 1961 and is currently vice chairman and a director of BNE. Nicholas B. Boddie is the brother of B. Mayo Boddie.


     Mr. James B. Powers (age 70) was chairman of the Board of Directors and chief executive officer of The Planters Corporation and The Planters National Bank and Trust Company in Rocky Mount, North Carolina from 1984 to 1989. Prior to his election as chief executive officer in 1984, he served as president for 10 years. Planters National Bank and Peoples Bank merged in 1990 to form Centura Bank and Trust Company.


     Mr. William H. Stanley (age 70) was chairman of the board of directors of Peoples Bank and Trust Company in Rocky Mount, North Carolina from 1975 to 1985 and chairman of the board and chief executive officer of Peoples Bancorporation from 1982 to 1985. Mr. Stanley is also a director of Rocky Mount Mills.


     Mr. Richard A. Urquhart, Jr., (age 76) was a partner in the public accounting firm of KMPG Peat Marwick from 1965 to 1979. From 1965 to 1988, Mr. Urquhart was a trustee of Rex Hospital, Raleigh, North Carolina and was the Chairman of the Board of Trustees at the time of his retirement. From 1984 to 1992, Mr. Urquhart was a director of Golden Corral Realty Corporation, a real estate investment trust.

     Mr. Powers, Mr. Stanley and Mr. Urquhart are, and are standing for re-election as, independent directors of the Company. Under the Company's Certificate of Incorporation, a majority of the directors must be independent. COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS
     The Audit Committee consists of Messrs. Powers, Stanley and Urquhart. The committee recommends to the Board of Directors the engagement of the independent public accountants of the Company and reviews with the independent public accountants the scope and results of the Company's audits and the Company's internal accounting controls. During 1994, the Audit Committee held one meeting. Mr. Stanley serves as Chairman of the Audit Committee.
                                       3

     The Board of Directors has established a Compensation Committee to administer the Company's executive compensation plan. The Compensation Committee consists of the Company's three independent directors and Douglas E. Anderson, who is a non-compensated officer of the Company. The Compensation Committee did not meet in 1994.
     The Board of Directors met nine times during the year ended December 31, 1994.
COMPENSATION OF DIRECTORS

     During the year ended December 31, 1994, Mr. James B. Powers, Mr. William
H. Stanley and Mr. Richard A. Urquhart, Jr., were paid $7,500 each for serving on the Board of Directors, plus a fee of $750 for each of nine Board meetings attended in person during the period. Mr. B. Mayo Boddie and Mr. Nicholas B. Boddie did not receive any compensation.

     On April 18, 1995, the Board of Directors unanimously approved an increase in the fees payable to Independent Directors. Under the new fee schedule, each Independent Director will receive $10,000 for serving on the Board of Directors during 1995, as well as $800 per meeting attended. Independent Directors will also be paid $500 for each committee meeting attended unless it is held on the same day as a regular board meeting in which case the compensation will be $100.
B. Mayo Boddie and Nicholas B. Boddie will receive no compensation.
                               EXECUTIVE OFFICERS
     The following table sets forth certain information with respect to the executive officers of the Company as of December 31, 1994:

                   NAME                       AGE                          POSITION                          OFFICER SINCE
D. Scott Wilkerson.........................    37    President                                               October 1994
Philip S. Payne............................    43    Executive Vice President, Chief Financial Officer       October 1994
Douglas E. Anderson........................    47    Vice President, Secretary                               1987
W. Craig Worthy............................    42    Vice President, Treasurer                               1987
Lisa K. McCourt............................    31    Vice President, Property Management Services            October 1994
Pamela B. Novak............................    41    Vice President, Controller                              October 1994


     Set forth below is a summary of the business experience of the executive officers of the Company:

     D. SCOTT WILKERSON -- PRESIDENT AND CHIEF EXECUTIVE OFFICER. From 1980 to 1986, Mr. Wilkerson was with Arthur Andersen LLP, Charlotte, North Carolina, serving as tax manager from 1985 to 1986. His specialization was in the representation of real estate syndicators, developers and management companies. He was president of BTVC from January 1994 until its merger into the Company in October 1994. Mr. Wilkerson joined BTVC in 1987 and served in various officer level positions, including vice president of administration and finance and vice president for acquisitions and development before becoming president. Mr. Wilkerson was named chief executive officer of the Company in April 1995. Mr. Wilkerson received a B.S. degree in accounting from the University of North Carolina at Charlotte in 1980. He is a certified public accountant and licensed real estate broker. He has been active in various professional, civic and charitable activities.

     PHILIP S. PAYNE -- EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER. Mr. Payne joined BTVC in 1990 as vice president of capital market activities and became executive vice president and chief financial officer in January 1993. From 1987 to 1990 he was a principal in Payne Knowles Investment Group, a financial planning firm. From 1983 to 1987 he was a registered representative with Legg Mason Wood Walker. From 1978 to 1983, Mr. Payne practiced law. He received his B.S. and J.D. degrees from the College of William and Mary in 1973 and 1978, respectively.

     DOUGLAS E. ANDERSON -- VICE PRESIDENT AND SECRETARY. Mr. Anderson has served as vice president and secretary of the Company since its inception in 1987. He has been with BNE since 1977 and is currently a director, executive vice president and secretary of BNE, primarily responsible for supervising financial and other administrative activities. Mr. Anderson is also president of BNE Land and Development Company, the real estate development division of BNE. He serves as a director of Wachovia Bank of Rocky Mount, North Carolina and the Educational Foundation of the University of North Carolina and is a former director of Golden Corral Realty Corporation, a real estate investment trust. He received a B.S. degree in accounting from the University of North Carolina at Chapel Hill in 1970.

     W. CRAIG WORTHY -- VICE PRESIDENT AND TREASURER. Mr. Worthy has served as vice president and treasurer of the Company since its inception in 1987. He is a certified public accountant and has been employed by BNE since 1979. Mr. Worthy is currently senior vice president and chief financial officer of BNE. He serves as a director of First Union Bank of Rocky
                                       4

Mount, North Carolina. He received a B.A. degree from the University of Virginia in 1974 and a master of accountancy and of business administration from the University of South Carolina in 1977.

     LISA K. MCCOURT -- VICE PRESIDENT, PROPERTY MANAGEMENT SERVICES. Ms. McCourt became vice president of property management of BTVC in 1993. She joined BTVC in 1989 as a community manager and was promoted to regional property manager and oversaw all apartment and shopping center operations in the Raleigh-Durham-Chapel Hill area of North Carolina and Virginia Beach, Virginia. Prior to joining the Company, she worked for eight years in property management with fee-managed properties for Boyd & Hassell Property Management Company.
     PAMELA B. NOVAK -- VICE PRESIDENT AND CONTROLLER. A certified public accountant, Ms. Novak joined BTVC in 1993 as controller. From 1984 to 1993, she was employed by Ernst & Young as an audit manager. She received a B.S. in accounting from the University of North Carolina at Charlotte in 1984.
                             EXECUTIVE COMPENSATION
     The following table sets forth certain information concerning compensation paid to Messrs. B. Mayo Boddie and D. Scott Wilkerson (the "Named Executive Officers") for the three years ended December 31, 1994:
                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM
                                                    ANNUAL COMPENSATION          ALL OTHER       COMPENSATION
NAME AND PRINCIPAL POSITION                     YEAR     SALARY      BONUS      COMPENSATION      OPTIONS(#)
B. Mayo Boddie, Chief Executive Officer (1)     1994       --         --           --               --
                                                1993       --         --           --               --
                                                1992       --         --           --               --
D. Scott Wilkerson, President (2)               1994     $27,692(3)     --             --           50,000(4)

(1) Mr. Boddie received no compensation from the Company. See "Certain Relationships and Transactions -- The Company and BTVC" for a description of the consideration received by Mr. Boddie from the Company as a result of the merger of BTVC into the Company.

(2) Mr. Wilkerson was named chief executive officer of the Company in April
    1995.

(3) Mr. Wilkerson's base salary on an annualized basis is $120,000.
(4) These options will vest in four equal annual installments commencing October 1995.
     The following tables set forth certain information with respect to options granted in 1994 to the Named Executive Officers:

                       OPTION GRANTS IN FISCAL YEAR 1994

                                                                                            POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED ANNUAL
                                       PERCENT OF TOTAL                                     RATES OF STOCK PRICE
                                       OPTIONS GRANTED      EXERCISE                       APPRECIATION FOR OPTION
                         OPTIONS         TO EMPLOYEE          PRICE        EXPIRATION             TERM (2)
NAME                   GRANTED (1)      IN FISCAL YEAR      PER SHARE         DATE            5%           10%
B. Mayo Boddie (3)        --               --                  --              --             --            --
D. Scott Wilkerson        50,000              31.3%          $ 13.75      October 2004     $432,365     $1,095,698

(1) These options will vest in four equal annual installments commencing October 1995.
(2) Realizable values have been reduced by the $13.75 per share option exercise price that the optionee will be required to pay to the Company in order to exercise the options.
(3) Mr. Boddie received no compensation from the Company. See "Certain Relationships and Transactions -- The Company and BTVC" for a description of the consideration received by Mr. Boddie from the Company as a result of the merger of BTVC into the Company.
                                       5

                         FISCAL-YEAR END OPTION VALUES

                            NUMBER OF SECURITIES UNDERLYING           VALUE OF UNEXERCISED IN-THE-MONEY
                       UNEXERCISED OPTIONS AT FISCAL YEAR-END (#)      OPTIONS AT FISCAL YEAR-END ($)
NAME                           EXERCISABLE/UNEXERCISABLE                EXERCISABLE/UNEXERCISABLE (1)
B. Mayo Boddie                       -- / --                                   $       -- / --
D. Scott Wilkerson                   -- /50,000                                $       -- / --

(1) Based on a closing price of $12.50 per share of Common Stock on December 31, 1994.
EMPLOYMENT CONTRACTS
     Mr. Wilkerson entered into a three-year employment contract with the Company in 1994. This contract provides for annual compensation of $120,000. The contract includes provisions restricting competition with the Company during employment and, except in certain circumstances, for a limited period of time after termination of employment. Under the employment contact, Mr. Wilkerson is entitled to his base salary for the longer of six months or the remaining period of his contract in the event of a change of control of the Company. If the Company terminates Mr. Wilkerson without cause, his severance payment would equal his base salary for six to twelve months depending on the number of months remaining under his employment contract.
EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee is or was a paid officer or employee of the Company. One member, Douglas E. Anderson, is vice president and secretary of the Company but receives no compensation.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The Management Compensation Committee of the Board of Directors (the "Committee") is responsible for ensuring that a proper system of short and long-term compensation is in place to provide performance-oriented incentives to management. The following report is provided to assist shareholders in understanding the Committee's objectives and procedures in establishing the compensation of the Company's executive officers:
     The Committee is responsible for establishing and administering the Company's executive compensation plan. It is made up of the Company's three outside directors and Douglas E. Anderson, who is non-compensated officer of the Company.
     Prior to the acquisition of BTVC, the Company had no paid officers or employees. Upon the acquisition of BTVC, the executive officers of BTVC became the executive officers of the Company with the terms and conditions of their employment remaining substantially the same as those that were in place with BTVC.
     The Committee is currently developing a comprehensive compensation plan for its executive officers. The Committee believes that compensation of the Company's executive officers should link rewards to business results and shareholder returns; encourage creation of shareholder value and achievement of strategic objectives; maintain an appropriate balance between base salary and short and long-term incentive opportunity; attract and retain, on a long-term basis, high caliber personnel; and provide total compensation opportunity that is competitive with other REITs, taking into account relative company size and performance as well as individual responsibilities and performance. It is expected that this plan will consist of three key elements: base salary, short-term incentives and long-term incentives.
     BASE SALARY. Base salary for the Company's executive officers is expected to be in line with that paid by other REITs, taking into account the size of the Company and individual responsibilities and performance, and will be reviewed annually.
     SHORT-TERM INCENTIVES. Short-term incentives, generally cash payments, will be based on the attainment of certain targeted performance results. Such targets may be based on total shareholder return, reported and operating earnings, funds from operations and cash flow. Actual individual awards will depend on assessments of individual and Company success in meeting the specified targets.
     LONG-TERM INCENTIVES. Long-term incentives may include a variety of incentives, such as stock options, stock appreciation rights and direct grants of the Company's stock. The Company, with the approval of its shareholders, adopted a Stock Option and Incentive Plan on August 4, 1994. The Company has reserved 280,000 shares of Common Stock for issuance under the plan. On October 17, 1994, options to purchase 160,000 shares at $13.75 per share (the fair market value of the
                                       6
stock on the grant date) were granted to certain executive officers. The options vest in equal annual installments beginning October 1995. The granted options have a 10-year term.


     COMPENSATION OF D. SCOTT WILKERSON. D. Scott Wilkerson became president of the Company on October 1, 1994 and chief executive officer on April 18, 1995. Mr. Wilkerson's employment contract provides for a base salary of $120,000 per year with provision for short-term incentive compensation of up to 50 percent of base salary. For the period October 1, 1994, to December 31, 1994, Mr. Wilkerson received compensation of $27,692. This was comprised entirely of base salary. No short-term incentive compensation was provided. As long-term incentive compensation, Mr. Wilkerson was granted options to purchase 50,000 shares of the Company's stock at $13.75 per share (the fair market value of the stock on the grant date). The options vest in four equal annual installments beginning October 1995 and have a 10-year term.

March 24, 1995
                                         MANAGEMENT COMPENSATION COMMITTEE
                                         James B. Powers
                                         William H. Stanley
                                         Richard A. Urquhart, Jr.
                                         Douglas E. Anderson
     THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.
         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 15, 1995 for (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) the chief executive officer and each director of the Company and (iii) by all directors and executive officers as a group. The address of each individual is c/o 3710 One First Union Center, Charlotte, North Carolina 28202.

                                                                 SHARES BENEFICIALLY
                                                                        OWNED
NAME OF BENEFICIAL OWNER                                         NUMBER      PERCENT
B. Mayo Boddie                                                    78,820        2.6%
Nicholas B. Boddie                                                78,820        2.6
James B. Powers                                                    3,500       *
William H. Stanley                                                 3,000       *
Richard A. Urquhart, Jr.                                             100       *
D. Scott Wilkerson                                                39,570        1.3
All directors and executive officers as a group (11 persons)     415,663(1)    13.8


 * Represents less than one percent of the outstanding Common Stock.

(1) Includes 89,250 shares owned by Boddie-Noell Enterprises, Inc. Savings and Employee Retirement Plan. Mr. Douglas E. Anderson and Mr. W. Craig Worthy, both of whom are executive officers of the Company and Boddie-Noell Enterprises, maintain shared voting control and investment powers with respect to these shares. The address of Boddie-Noell Enterprises, Inc. Savings and Employee Retirement Plan is 1021 Noell Lane, Rocky Mount, North Carolina 27802.
                                       7

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
B. MAYO BODDIE AND NICHOLAS B. BODDIE

     B. Mayo Boddie, chairman of the board of directors of the Company, is chairman of the board of directors and chief executive officer of BNE. Nicholas
B. Boddie is vice chairman and director of both the Company and BNE. The Boddies and certain family members are the sole owners of BNE. The Company leases 47 Hardee's restaurant properties to BNE. See "The Company and BNE" below.


     B. Mayo Boddie and Nicholas B. Boddie (the "Boddies") were chairman and vice chairman, respectively, directors and sole shareholders of BNE Advisory Group, Inc., an affiliate of BNE. From the inception of the Company until October 1, 1994, BNE Advisory Group was the advisor to the Company. See "The Company and BNE Advisory Group" below.

     The Boddies were the sole shareholders and directors of BTVC. From June 1993 until October 1, 1994, BTVC was the management agent for the Company's apartment properties. On October 1, 1994, the Company acquired BTVC. See "The Company and BTVC" below.
     The Boddies are the sole shareholders and directors of Boddie Investment Company ("BIC"). BIC is the general partner of the various limited partnerships that own nine of the apartment properties and three shopping centers managed on a fee basis by the Company. See "The Company and BIC" below.
     The Company did not pay the Boddies for their services during the period of 1994 that they were executive officers of the Company.
THE COMPANY AND BNE
     In 1987, the Company purchased 47 existing Hardee's restaurant properties from BNE Realty Partners, Limited Partnership, an affiliate of BNE, for an aggregate purchase price of $43,243,000, or an average purchase price of $920,000 per property. The restaurants are operated by BNE under franchise agreements with Hardee's Food Systems, Inc. Concurrent with the acquisition of the properties, the properties were leased to BNE under a triple net lease (the "Master Lease"). The Master Lease has a primary term of 15 years, grants BNE three five-year renewal options and provides for rent equal to 9.875 percent of net restaurant sales, subject to a minimum annual rent of eight percent of the purchase price.
     For the period ended December 31, 1994, the Master Lease with BNE resulted in rental income of $5,047,000. Because the Master Lease is a triple net lease, BNE is responsible for all taxes, utilities, insurance, maintenance and alteration expenses relating to the operation of the restaurant properties.
     BNE has extended to the Company an unsecured revolving line of credit of $2,000,000. The line of credit bears interest at a floating rate per annum equal to the prime rate of First Union National Bank of North Carolina. During 1994, draws of $1,100,000 were made and repaid. Interest paid under this line in 1994 was $18,000. At December 31, 1994, there were no outstanding balances under this facility.

     With the acquisition of BTVC in October 1994 the Company assumed a note payable to BNE in the amount of $6,100,000. The note bears interest at a floating rate equal to the 30-day LIBOR rate plus 150 basis points capped at eight percent. Payments are interest only and paid quarterly. The note is due in full on May 1, 1999. During 1994, the Company recorded interest on this note to BNE in the amount of $105,500. The effective rate on the note was 7.5 percent at December 31, 1994.

THE COMPANY AND BNE ADVISORY GROUP
     From the inception of the Company until October 1, 1994, BNE Advisory Group, an affiliate of BNE, served as the advisor to the Company. BNE Advisory Group provided administrative services to the Company and managed the day-to-day operations of the Company. In addition, BNE Advisory Group provided executive and administrative personnel and office space for such personnel to the Company. As compensation for such services, the Company agreed to pay BNE Advisory Group an annual fee equal to 4.65 percent of the Company's net cash available from operations.
     During the first three quarters of 1994, the Company paid BNE Advisory Services fees in the amount of $153,000. With the acquisition of BTVC on October 1, 1994, the Company terminated its advisory contract with BNE Advisory Services.
                                       8

THE COMPANY AND BIC

     With the acquisition of BTVC, the Company assumed fee management of 10 apartment properties and three shopping centers on October 1, 1994. BIC is the general partner of the various limited partnerships that own nine of the apartment properties and the three shopping centers managed by the Company. For its management services the Company receives certain property management and administrative fees (generally five percent of apartment revenues collected and three percent of shopping center revenues collected) from those limited partnerships. In addition, the Company receives reimbursement for certain expenses. For the period October 1, 1994 to December 31, 1994, the Company received management fees of $276,000 and expense reimbursement of $39,000.


     With the acquisition of BTVC, the Company assumed a note payable to BIC in the amount of $956,000. The note bears interest at a floating rate equal to the 30-day LIBOR rate plus 150 basis points, capped at eight percent. Payments are interest only and paid quarterly. The note is due in full on May 1, 1999. During 1994, the Company recorded interest on this note to BIC in the amount of $16,900. The effective rate on the note was 7.5 percent at December 31, 1994.

THE COMPANY AND BTVC
     Prior to the acquisition of BTVC on October 1, 1994, the Company contracted with BTVC to provide management services for its two apartment properties, Paces Commons and Oakbrook. Under the management agreement, BTVC was responsible for the leasing, maintenance, rent collection, property accounting and day-to-day operations of these properties. As compensation for these services, the Company agreed to pay a management fee equal to five percent of the rental and other revenue collected and to reimburse BTVC for certain expenses. For the first three quarters of 1994, the Company paid BTVC property management fees of $112,000 and expense reimbursements of $23,000. With the acquisition of BTVC on October 1, 1994, the Company began to manage its own properties.

     BTVC was an integrated real estate management, development and acquisition Company that owned one apartment property and managed an additional 12 apartment communities, including two owned by the Company, and three shopping centers. As result of the acquisition, the Company succeeded to BTVC's third-party management business. The acquisition of BTVC was made pursuant to a Proxy Statement, which was filed with the Securities and Exchange Commission on June 15, 1994. The acquisition was approved by the Company's shareholders at its annual meeting on August 4, 1994, and was also approved by the Company's debt holders.

     B. Mayo Boddie and Nicholas B. Boddie were the sole shareholders of BTVC. As a result of the acquisition, the Boddies received substantial consideration comprised of cash, shares of Common Stock and relief from certain debt and contractual and contingent obligations. In addition, they are entitled to receive additional shares of Common Stock in the event the Company meets certain performance standards.
     The contract purchase price for BTVC was $23,112,000 (the "Initial Consideration"). The Initial Consideration was paid by the Company as follows:
(i) $91,000 in cash; (ii) assumption of $21,251,000 in indebtedness and other liabilities (including the current liability for outstanding accounts payable, accrued expenses, and tenant security deposits as of September 30, 1994); and
(iii) 134,610 shares of Common Stock valued at $1,899,000 (value based on a price of $14.1125 per share, which was the average closing price for the 20 trading days ending on the third business day prior to the closing of the acquisition).

     The acquisition agreement provides for additional consideration of up to $1,700,000 if the Company meets or exceeds certain performance standards in the future (the "Additional Consideration"). The Additional Consideration will be payable in shares of Common Stock or cash, at the option of the Company, on a quarterly basis over a period of up to 14 quarters commencing with the quarter ended December 31, 1994. The Additional Consideration is contingent upon the Company generating funds from operations, as adjusted for additional non-cash items such as acquisition expenses and loan cost charge-offs ("Adjusted FFO"), which equals or exceeds certain agreed upon levels. Quarterly targets for Adjusted FFO range from $1,134,000 to $1,264,000 with a total cumulative target of $16,507,000 over the 14-quarter period.

     The performance targets are cumulative. If the Company fails to meet a target in any particular quarter, the Additional Consideration will be deemed to be earned in a subsequent quarter if the cumulative Adjusted FFO meets or exceeds the cumulative Adjusted FFO specified in the schedule. To the extent the issuance of shares of Common Stock to Messrs. Boddie and Boddie as Additional Consideration would cause the Company to become disqualified as a REIT, they will be paid cash in lieu of the shares that would result in the disqualification.
     On October 1, 1994, the Company issued a total of 140,990 shares to Messrs. Boddie and Boddie as part of the Initial Consideration. This number of shares was issued on a preliminary estimate of the outstanding accounts payable, accrued
                                       9
expenses, and tenant security deposits as of September 30, 1994. Upon a post-closing review, it was determined that 6,380 shares had been issued in excess of the amount required by the acquisition agreement ("excess shares"). During the fourth quarter of 1994, the Company attained the financial targets specified for Additional Consideration. At December 31, 1994, Messrs. Boddie and Boddie were entitled to Additional Consideration, net of the excess shares previously paid, of $49,647 ($141,667 less the value of excess shares previously issued), which was paid in the form 3,712 shares of Common Stock during the first quarter of 1995.

     Assuming the maximum amount of Additional Consideration is earned and paid, the Company will issue approximately 121,000 additional shares. This would result in total consideration for the acquisition of BTVC, including the assumption of debt and liabilities, of approximately $24,941,000.
                                 PROPOSAL TWO:
                        AUTHORIZATION OF PREFERRED STOCK
THE PROPOSED AMENDMENT
     The Board of Directors by unanimous vote has adopted a resolution approving and recommending that the shareholders adopt an amendment to Article IV of the Company's Certificate of Incorporation to authorize the issuance of 10 million shares of preferred stock, issuable in series the characteristics of which would be set by the Board of Directors, without further shareholder action.
     Article IV of the Company's Certificate of Incorporation currently is as follows: "The total number of shares of stock which the Corporation shall have authority to issue is Ten Million (10,000,000) shares of common stock, and the par value of each of such shares is One Penny ($0.01), amounting in the aggregate to One Hundred Thousand Dollars ($100,000.00)." The proposed amendment would, if approved along with Proposal Three set forth below at "Increase in Number of Authorized Shares of Common Stock," replace the present Article IV in its entirety with the following:
                                   Article IV
          (a) Shares and Par Value. The total number of shares of stock of all classes that the Corporation has authority to issue is 110,000,000 shares of capital stock (par value $.01 per share), amounting in aggregate par value to $1,100,000, of which 10,000,000 shares are classified as Preferred Stock (par value $.01 per share) and
     100,000,000 shares are classified as Common Stock (par value $.01 per share).
          (b) Preferred Stock. Subject to the limitations prescribed by law and the provisions of this Article IV, the Board of Directors may classify and reclassify any unissued shares of Preferred Stock by setting or changing in any one or more respects, from time to time before issuance of such shares, the preferences, conversion or other rights, voting powers, restrictions (including restrictions on transfers of shares), limitations as to dividends, qualifications or terms or conditions of redemption of such shares of Preferred Stock.
     The power of the Board of Directors to classify and reclassify any of the shares of Preferred Stock shall include, without limitation, authority to determine, fix, or alter one or more of the following:
               (i) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such class or series or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this sub-paragraph.
              (ii) Whether or not, and if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.
              (iii) Whether or not shares of such class or series shall
        have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.
                                       10

              (iv) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directions shall determine.
               (v) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof and, if so, the terms thereof.
              (vi) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.
              (vii) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this sub-paragraph, and, if so, the terms and conditions thereof.
             (viii) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Certificate of Incorporation.
     If the increase in the total number of shares of Common Stock the Company is authorized to issue is not approved as described in Proposal Three below, paragraph (a) of the above amendment to the Certificate of Incorporation would read as follows:
          (a) Shares and Par Value. The total number of shares of stock of all classes that the Corporation has authority to issue is 20,000,000 shares of capital stock (par value $.01 per share), amounting in aggregate par value to $200,000, of which 10,000,000 shares are classified as Preferred Stock (par value $.01 per share) and 10,000,000 shares are classified as Common Stock (par value $.01 per share).

     APPROVAL OF THIS PROPOSAL TWO WILL NOT ENABLE THE COMPANY TO ISSUE PREFERRED STOCK UNLESS THE SHAREHOLDERS ALSO APPROVE PROPOSAL FOUR, WHICH WOULD ELIMINATE THE BYLAW RESTRICTIONS ON THE ISSUANCE OF PREFERRED STOCK.

GENERAL
     Approval of the proposed amendment to the Company's Certificate of Incorporation would authorize the Company to issue 10 million shares of preferred stock, par value $.01 per share (the "Preferred Stock"). If the amendment is approved by the shareholders, Preferred Stock could be issued, without the vote of holders of Common Stock, for any corporate purpose and for whatever consideration the Board of Directors deemed appropriate. The powers, preferences and rights and qualifications, limitations and restrictions of the Preferred Stock would be determined by resolution of the Board of Directors. The Board of Directors would be authorized to issue Preferred Stock in series and vary the powers, preferences and rights, and the qualifications, limitations and restrictions thereof as between series.
     The terms of the Preferred Stock cannot be stated or estimated at this time. At present the Board has not proposed to fix the characteristics of any series of Preferred Stock in anticipation of issuing shares of a series nor has it approved specific financing or acquisition plans involving the issuance of Preferred Stock. The Company has engaged Craigie Incorporated to privately place an issuance of Preferred Stock, but no agreement has been reached with any prospective purchaser regarding the terms thereof. The Company has identified potential acquisitions in the event Preferred Stock is issued; however, the Company has no agreement with the owners of such potential acquisition targets. The Company intends to issue the Preferred Stock in private offerings and does not intend to seek additional shareholder approval prior to its issuance. REASONS FOR AUTHORIZING THE ISSUANCE OF PREFERRED STOCK
     BACKGROUND. The Company remains committed to a strategy of changing its emphasis from restaurant to apartment properties. The Company has, with the approval of its shareholders, begun to make this change with the purchase of four
                                       11
apartment properties and the apartment management, acquisition and development business of BT Venture Corporation. To continue its transformation, the Company will seek to acquire additional apartment properties.
     Although the Company currently has sufficient cash flow to fund its day-to-day operations and dividend payments, it does not have sufficient capital to acquire additional apartment properties. To address this need for capital the Company has considered a number of options, including the issuance of additional common stock, the assumption of additional debt, the creation of an UPREIT and the issuance of preferred stock. Following extensive discussion with its investment, legal and accounting advisors, the Company has determined that at this time the most viable option for raising capital is the issuance of preferred stock.

     DISADVANTAGES OF COMMON STOCK ISSUANCE. The price at which the Company could issue Common Stock is limited by the then-current trading price of the Common Stock. At current trading prices, the Board believes that the dilutive effect on the Company's current shareholders of an offering of Common Stock may be excessive. The price at which the Company could issue Preferred Stock, however, is less tied to the market price of the Common Stock. In addition, the yield or dividend rate on Preferred Stock may be lower than the yield the Company currently pays on its outstanding Common Stock. As a result, the Company may be able to issue Preferred Stock on such terms that the dilutive effect on the Company's shareholders would be smaller than in an offering of Common Stock.

     DISADVANTAGES OF ADDITIONAL DEBT. The Board of Directors believes that the assumption of additional debt at this time is not the best means to finance property acquisitions. As of March 31, 1995, the Company had total debt, including both long-term fixed-rate mortgage notes and short-term variable rate notes, of $66,794,000. This represents 62.5% of total capitalization (the sum of total debt and market capitalization). This ratio is high compared to other real estate investment trusts, and the Company is committed to reducing its ratio of total debt to total capitalization.

     CONSIDERATION OF UPREIT REORGANIZATION. The Board of Directors has also considered the creation of an umbrella partnership (an "UPREIT") as a way to fund acquisitions. The formation of an UPREIT would involve the transfer by the Company of substantially all its assets to a partnership (the "Operating Partnership") in which it would be the sole general partner and a majority limited partner. In order to acquire additional properties, the Company could cause the Operating Partnership to issue limited partner interests ("Units") as a major component of the overall consideration. The Operating Partnership would be structured to provide that distributions of cash from the partnership's operations would be allocated between the Company and the other limited partners based upon their respective equity ownership. If the Company were to reorganize as an UPREIT, the Units would probably be redeemable into shares of Common Stock or cash after one year from their issuance.


     In order to form an UPREIT, there must be another partner in addition to the Company; therefore, the Company would not adopt this structure prior to reaching agreement with one or more potential limited partners. It is expected that such limited partners would contribute an interest in properties to the Operating Partnership in exchange for Units. The exact ownership interest of such limited partners and the Company would depend on the respective net values of the assets to be contributed by each party to the Operating Partnership.


     In addition to reducing the Company's reliance on traditional sources of financing for acquisitions, another advantage of forming an UPREIT is that it may enable the Company to purchase certain properties for Units at a lower cost than it would have to pay in cash because the receipt of Units would not be a taxable event to certain sellers. Those who own property may defer the tax consequences of the transfer of their property if the consideration received in exchange for the transfer is an interest in a partnership. Although such property owners will probably be taxed upon the exchange of their Units for shares or cash, the deferment of such taxes makes an offer of Units more valuable than an equivalent offer in Common Stock or cash.


     Although the Board of Directors believes that the formation of an UPREIT may be an attractive means of accomplishing its goal of growth through apartment property acquisitions, the Board is not seeking shareholder approval of such a reorganization at this time. The Company has not yet determined whether it should seek shareholder approval with respect to a conversion into an UPREIT before or after reaching agreement with prospective limited partners on the property to be contributed, its valuation and other terms. If an UPREIT reorganization is later pursued by the Company, the Company would probably still need to raise funds to (i) retire debt on newly acquired properties and (ii) offer cash along with Units as part of the consideration for a property acquisition.

     AN UPREIT REORGANIZATION IS NOT A MATTER TO BE VOTED UPON AT THE MEETING. IF THE BOARD DETERMINES TO RECOMMEND SUCH AN OPTION TO THE SHAREHOLDERS, AN EXTENSIVE DISCUSSION OF THE PROPOSAL WOULD BE PRESENTED TO THE SHAREHOLDERS. THE REORGANIZATION AS AN UPREIT COULD NOT BE UNDERTAKEN WITHOUT THE PRIOR APPROVAL OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK.
                                       12

     CONCLUSION. Considering the costs and limitations of other forms of financing, the Board of Directors recommends that the shareholders authorize the issuance of Preferred Stock. Approval of this proposal would enable the Company to issue Preferred Stock on terms set by the Board. With such flexibility, the Company may be able to raise funds for acquisitions or other capital needs (such as repayment of existing indebtedness) on terms that would make a Preferred Stock issuance more attractive than an issuance of Common Stock or debt securities.
RISKS ASSOCIATED WITH THE ISSUANCE OF PREFERRED STOCK
     REDUCED DISTRIBUTIONS TO COMMON SHAREHOLDERS. Upon the issuance of Preferred Stock, dividends paid to common shareholders could not be paid until Preferred Stock dividends were paid. The amount of cash available for distribution to common shareholders would be reduced by the amount of the dividends payable on the Preferred Stock. The coupon or dividend rate on the Preferred Stock would be set by the Board of Directors prior to the issuance of such shares. Adverse changes in the financial condition of the Company or high interest rates prevailing in the economy at the time of the issuance of Preferred Stock could result in high coupon or dividend rates on the Preferred Stock. The terms of the Preferred Stock could also provide for an increase in the coupon or dividend rate upon the occurrence of certain events.
     In addition, series of Preferred Stock may be issued with redemption or call features. If such Preferred Stock is called or redeemed for cash, the cash available for distribution to the common shareholders would be correspondingly reduced.
     Upon dissolution of the Company, preferred stockholders would receive priority in their claims to the residual assets of the Company, which, depending upon the terms of the Preferred Stock as set by the Board of Directors, may exceed the par value or issued value of such stock and would reduce the amount otherwise available for distribution to the common shareholders.
     POSSIBLE DILUTION OF COMMON SHAREHOLDERS' INTEREST. Upon the issuance of Preferred Stock, the ownership interest of the common shareholders in the Company will be diluted. The Board of Directors may issue Preferred Stock convertible into shares of Common Stock. Upon such conversion, the individual ownership interest of each holder of Common Stock prior to such conversion could decrease. The extent of any decrease would depend upon the conversion ratio established by the Board of Directors at the time of the issuance of the Preferred Stock.
     POSSIBLE RESTRICTIONS ON OPERATIONS. In connection with the issuance of Preferred Stock, the Company may be required to enter into an agreement with the purchasers that may contain covenants preventing the Company from issuing securities or borrowing funds without the consent of the preferred shareholders. Such restrictions could prevent the Company from pursuing investment opportunities that would benefit the Company as a whole.
     POSSIBLE RESTRICTIONS ON FUTURE REORGANIZATIONS. The terms of a preferred stock purchase agreement may require the express consent of the holders of the Preferred Stock prior to a merger or consolidation of the Company with any other company. An agreement may also contain similar provisions restricting other reorganizations of the Company. Such restrictions may prevent the Company from taking advantage of business opportunities that may be in the best interests of the Company as a whole and the common shareholders. Management does not intend, however, to enter into any preferred stock purchase agreement that would restrict its ability to form an UPREIT at a later date.
     VOTING RIGHTS OF PREFERRED SHAREHOLDERS. A series of Preferred Stock may be given voting rights. Such voting rights may vest at the time of the issuance of the Preferred Stock or upon the occurrence of certain specified events (such as the nonpayment of preferred dividends for a period of time). Furthermore, the voting rights may allow preferred shareholders to cast more than one vote per share or to elect, as a class, a specified number of directors. Such voting rights could impair the common shareholders' control over the Company.
     LIMIT ON CHANGES IN CONTROL. Although the Board of Directors does not intend to utilize it for such purposes, Preferred Stock could be issued with terms and conditions that would have the effect of discouraging a change of control of the Company. Such limitations on changes in control may limit the opportunity for stockholders to receive a premium for their Common Stock over prevailing market prices. As a qualified real estate investment trust, however, the Company is subject to provisions of the Internal Revenue Code (the "Code") that limit concentration of ownership of its shares, and the Board believes that these provisions and provisions of the Certificate of Incorporation of the Company, which authorize the Company to redeem and stop transfer of shares to preserve its qualification, make any attempt to change control unlikely.
                                       13

ALTERNATIVES IF PROPOSED AMENDMENT IS NOT APPROVED


     ABANDON GROWTH PLANS. If the proposed amendment is not approved, the Company could abandon indefinitely its attempt to obtain financing for acquisitions until another financing option becomes more attractive.


     COMMON STOCK. In lieu of delaying its growth plans, the Company could attempt to issue Common Stock. Despite the potential cost and dilution of a Common Stock offering, the Board may determine that the disadvantages of abandoning its acquisition plans outweigh those of a Common Stock offering.


     ADDITIONAL DEBT FINANCING. The Board does not believe that additional debt financing is a viable option at this time due to its current debt level as well as certain covenants in current loan agreements restricting the Company's overall debt level.


     PREFERRED STOCK. Even if the shareholders do not approve the issuance of Preferred Stock, the Company could continue to seek investors interested in such a purchase. If a potential purchaser emerged, the Company could then seek shareholder approval of an issuance of preferred stock at specified terms. Given the difficulty of attracting institutional interest in such an offering without the current ability to issue preferred stock, the Board is not optimistic that it would reach agreement with a potential purchaser on terms acceptable to the Company.


     UPREIT FORMATION. The Company may reorganize as an UPREIT. Such a reorganization, however, would not be an alternative to raising cash through the issuance of debt or equity securities because it is unlikely that the Company could issue Units alone to acquire additional properties. Thus, whether or not an UPREIT transaction is pursued, if the shareholders do not approve this Proposal Two (as well as Proposal Four), the Company would still have to pursue one of the options described above.

                                PROPOSAL THREE:
            INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
THE PROPOSED AMENDMENT
     The Board of Directors by unanimous vote has adopted a resolution approving and recommending that the shareholders adopt an amendment to Article IV of the Company's Certificate of Incorporation to increase the total number of shares of Common Stock the Company is authorized to issue from 10 million to 100 million.
     The proposed amendment would replace the present Article IV in its entirety with the following:
                                   Article IV
          The total number of shares of stock that the Corporation has authority to issue is 100,000,000 shares of common stock, and the par value of each of such shares is $.01, amounting in the aggregate to $1,000,000.
     If the shareholders also approve the proposed authorization of the issuance of Preferred Stock set forth at Proposal Two, Article IV of the Certificate of Incorporation would be amended as described above at "Authorization of Preferred Stock -- The Proposed Amendment."
ADVANTAGES OF INCREASING NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
     The Board of Directors recommends an increase in the number of shares of Common Stock authorized for issuance from 10 to 100 million to improve its ability to raise funds on attractive terms to finance growth. Currently, approximately 6.5 million shares of Common Stock are available for issuance for such purposes as equity financings and acquisitions. If the Company issues Preferred Stock that is convertible into shares of Common Stock, the amount of shares of Common Stock available for acquisitions may be insufficient.
     The Board of Directors is seeking the approval of the shareholders at this time rather than waiting to seek such approval until it is necessary to finance a pending acquisition because such a delay would entail the additional expense of holding a special shareholders' meeting and may also jeopardize the Company's ability to complete the financing and acquisition. The delay caused by holding a special shareholders' meeting can be expected to be three months or more. During such time, the prospective property seller may find a better offer. Moreover, offers that are contingent on shareholder authorization frequently do not compare well with offers from competing companies that can purchase the target property without getting shareholder approval.
                                       14

POSSIBLE DILUTION OF SHAREHOLDERS' INTEREST
     Approval of the proposed amendment increases the risk that the Company will issue additional shares of Common Stock or other securities convertible into shares of Common Stock. Such issuances would dilute the ownership interest of current shareholders in the Company. For a discussion of the risks of issuing Preferred Stock convertible into Common Stock, see "Authorization of Preferred Stock -- Risks Associated with the Issuance of Preferred Stock."

LOSS OF SHAREHOLDER VOTING POWER


     If the shareholders approve this Proposal Three, the Company will not have to seek shareholder approval prior to an issuance of Common Stock that would cause the total amount of Common Stock outstanding to exceed 10 million shares. The loss of this voting right increases the likelihood the Company would issue Common Stock in connection with an acquisition or other transaction that was not in the best interest of the shareholders.

                                 PROPOSAL FOUR:
                      AMENDMENT OF BYLAWS TO ELIMINATE THE
                RESTRICTIONS ON THE ISSUANCE OF PREFERRED STOCK
THE PROPOSED AMENDMENT
     The Board of Directors by unanimous vote has adopted a resolution approving and recommending that the shareholders adopt an amendment to the bylaws to eliminate the restrictions on the issuance of Preferred Stock. Section 3.12 presently includes the following provisions:
          It shall be the duty of the Board of Directors to ensure that the purchase, sale, retention and disposal of the Corporation's assets, and the investment policies of the Corporation and the limitations thereon or amendment thereto are at all times:

             (a) consistent with such policies, limitations and restrictions as are contained in this Section 3.12, or recited in the Registration Statement on Form S-11 (the "Registration Statement") filed with the Securities and Exchange Commission in connection with this Corporation's initial offering of common stock (the "Initial Offering"); . . . .

     The Corporation shall not: . . .
             (d) issue equity securities which are redeemable at the option of the holders thereof; . . .

             (f) issue options or warrants to purchase shares of the Company at an exercise price less than the fair market value of such shares or which are for more than 10% of the outstanding shares . . . .


          The Corporation does not intend . . . to repurchase or
     otherwise reacquire shares of the Corporation except as may be necessary to maintain qualification as a real estate investment trust, [or] to issue senior securities. . . .

     The proposed amendment would delete clauses (a), (d) and (f) above from
Section 3.12 and would also eliminate the above restrictions on the acquisition by the Company of its own securities and on the issuance of senior securities.

     APPROVAL OF THIS PROPOSAL FOUR WILL NOT ENABLE THE COMPANY TO ISSUE PREFERRED STOCK UNLESS THE SHAREHOLDERS ALSO APPROVE PROPOSAL TWO, WHICH WOULD AMEND THE CERTIFICATE OF INCORPORATION OF THE COMPANY TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK.

REASONS FOR THE PROPOSED AMENDMENT
     The Board of Directors recommends that the shareholders vote FOR the proposed amendment to enable the Company to issue Preferred Stock. Elimination of the restriction in Section 3.12 on the issuance of senior securities is a prerequisite to the issuance of Preferred Stock. In addition, clause (d) of
Section 3.12 and the provision stating that the corporation does not intend "to repurchase or otherwise reacquire shares of the Corporation except as may be necessary to maintain qualification as a real estate investment trust" should be deleted from the bylaws because the Board does not believe that the Company would be able to place an issuance of Preferred Stock unless the holders of such stock were able to redeem their shares for shares of Common Stock under certain conditions. Such redemption rights are a common feature of preferred stock, and the
                                       15
ability to include a redemption feature in an issuance of Preferred Stock is necessary for the Company to place Preferred Stock on attractive terms.

     The Board also recommends that the shareholders amend Section 3.12 of the bylaws to delete clause (f) thereof. This clause prohibits the issuance of options or warrants to purchase stock of the Company at an exercise price less than the fair market value of such shares or which are for more than 10% of the outstanding shares. Preferred stock is frequently issued as part of a package of securities that includes options or warrants to purchase shares of common stock. The institutional investors that the Company is targeting to purchase its Preferred Stock may well demand a similar package of options or warrants with the Preferred Stock as a condition of their investment. Depending upon the size of the Preferred Stock offering, such options or warrants could be for shares of Common Stock constituting 10% or more of the outstanding shares of Common Stock.

     The Company does not presently contemplate that such options or warrants would be exercisable for less than the fair market value of the Common Stock. Nevertheless, the flexibility to so set the exercise price is in the best interest of the Company because it improves the Company's ability to create an attractive package of securities that could raise the funds necessary to accomplish its goal of growth through apartment property acquisitions. To have such flexibility, clause (f) of Section 3.12 must be deleted.
     Clause (a) of Section 3.12, which would also be deleted from the bylaws if this proposal is approved, incorporates by reference to the Company's initial Registration Statement on Form S-11 (the "Registration Statement") a list of certain prohibited investments and activities. These prohibited investments and activities are also set forth elsewhere in Section 3.12 itself and include the prohibition at clause (d) regarding the issuance of redeemable equity securities and the prohibition at clause (f) regarding the issuance of certain options or warrants. The deletion of clause (a), therefore, is necessary to prevent the incorporation by reference to the Registration Statement of the prohibitions on the issuance of (i) redeemable equity securities or (ii) certain options or warrants.

     For a description of the advantages of having the ability to issue Preferred Stock and the alternatives available to the Company if the shareholders do not approve such an issuance, see "Authorization of Preferred Stock" above.

RISKS OF APPROVING PROPOSED AMENDMENT
     Approving the proposed amendment to Section 3.12 of the Company's bylaws would expose the Company's shareholders to the risks associated with the issuance of Preferred Stock. For a discussion of such risks, see "Authorization of Preferred Stock -- Risks Associated with the Issuance of Preferred Stock."
     The elimination of clause (f) of Section 3.12 creates the risk that the Company would issue options or warrants to purchase Common Stock at an exercise price below the fair market value of the stock. If the holder of such a security exercised the option or warrant to purchase Common Stock at an exercise price below its then-current fair market value, the shareholders could suffer a reduction in the value of their Common Stock as well as the usual dilution in ownership interest associated with the issuance of capital stock.
                                 PROPOSAL FIVE:
               APPROVAL OF LARGE PURCHASES OF COMPANY SECURITIES
GENERAL

     Under the rules of the American Stock Exchange, shareholder approval is required before the Company can list shares issued in connection with an acquisition in which a person or group received 20% or more of the outstanding shares of Common Stock (or securities convertible into 20% or more of the Common Stock). Because the Preferred Stock may be convertible into shares of Common Stock, a large issuance of Preferred Stock in connection with an acquisition could require shareholder approval. The American Stock Exchange has informed the Company that such shareholder approval requirement can be eliminated upon the approval of the Company's shareholders.

THE PROPOSAL
     The Board of Directors recommends that the shareholders vote FOR the proposal authorizing issuances of 20% or more of the Common Stock outstanding (or securities convertible into 20% or more of the Common Stock) to a single person or group in connection with acquisitions.
                                       16

REASONS FOR ADVANCE APPROVAL OF LARGE PURCHASES OF COMPANY SECURITIES
     The Board of Directors believes that approval of this proposal will help the Company to grow through apartment property acquisitions. The Company is currently seeking to place a large issuance of Preferred Stock in order to fund acquisitions. The Company may also seek to privately place a large issuance of Preferred or Common Stock in the future. If a large purchaser is found and such purchaser conditions the sale on the Company's acquisition of certain properties, the American Stock Exchange's shareholder voting requirement would cause the Company to postpone its acquisition plans pending shareholder approval. Institutional investors may be discouraged from purchasing Preferred or Common Stock if such purchase and the related acquisition of properties would be delayed. In fact, as Craigie Incorporated has attempted to find buyers of Preferred Stock in anticipation of shareholder approval, institutional investors have indicated that they would not consider a purchase until after shareholder approval is obtained. By voting to eliminate this shareholder approval requirement, the Board believes that large institutional investors may be more interested in a private stock offering by the Company.

     Avoidance of the costs of special shareholder meetings is another advantage to voting for this proposal. Such a special shareholders' meeting would involve significant expenses, including the costs of preparing a proxy statement (including legal and accounting fees), printing and mailing the proxy statement, and soliciting shareholder approval. The Company estimates that such expenses could be between $50,000 and $100,000.

RISKS OF APPROVING THIS PROPOSAL

     POSSIBLE LOSS OF REIT STATUS. Approval of the proposal at issue increases the likelihood that the Company will sell a large amount of securities in connection with an acquisition to a single purchaser. Such a purchase could jeopardize the Company's status as a real estate investment trust. To maintain its status as a REIT, not more than 50% in value of the outstanding stock of the Company may be owned, directly or indirectly, through the application of certain attribution rules, by five or fewer persons (as defined in the Code to include certain entities). The issuance of 20% or more of the Common Stock (or securities convertible into 20% or more of the Common Stock) to a single person or group would increase the likelihood that the Company would fail the "five or fewer" requirement.

     If the Company fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to shareholders will be dividends, taxable as ordinary income, except that, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.
     Notwithstanding shareholder approval of the proposal at issue, the Company's Certificate of Incorporation would continue to prohibit the issuance of capital stock causing a person or group to own directly or indirectly more than 9.8% of the outstanding shares of capital stock unless such person or group has provided the Board of Directors with evidence and assurances acceptable to the Board of Directors that the qualification of the Company as a real estate investment trust under the Code would not be jeopardized. Such charter provision should mitigate the risk that approval of this proposal would otherwise have on the Company's REIT status.

     CONCENTRATION OF OWNERSHIP OF COMMON STOCK. The Company is more likely to issue a large amount of securities to a single security holder in connection with an acquisition if this Proposal Five is approved. With no one person or group (other than management) currently owning more than five percent of the Common Stock, the issuance of securities convertible into 20% or more of the Common Stock to a single person or group could give such person or group the power to direct the affairs of the Company. Such person or group may have interests that conflict with those of the other shareholders.

     DILUTION OF SHAREHOLDERS' INTEREST. In addition to the dilutive effect on the shareholders' voting power, the issuance of 20% or more of the Common Stock (or securities convertible into 20% or more of the Common Stock) would also have a dilutive effect on the shareholders' economic interest in the Company.

     LOSS OF SHAREHOLDER VOTING POWER. If the shareholders approve this Proposal Five, the Company will not have to seek shareholder approval prior to an issuance of 20% or more of the Common Stock (or securities convertible into 20% or more of the Common Stock) to a single person or group in connection with acquisitions. The loss of this voting right increases the risk that the Company will consummate an acquisition that is not in the best interest of the shareholders.

                                 PROPOSAL SIX:
                        AMENDMENT OF BYLAWS TO ELIMINATE
                             RESTRICTION ON LENDING
THE PROPOSED AMENDMENT
     Section 3.12 of the bylaws includes the following provision: "The Company does not intend . . . to make loans to other persons." The Board of Directors by unanimous vote has adopted resolutions approving and recommending that the shareholders adopt an amendment to the bylaws that would delete the phrase "to make loans to other persons" from the list of activities in which the Company does not intend to engage.
REASONS FOR THE PROPOSED AMENDMENT

     The Board of Directors recommends the proposed amendment so that the Company will be authorized to make loans to the Management Company in order to meet the Management Company's working capital needs. As discussed at the "Summary," the Company transferred its third-party management business to the Management Company, which is a taxable subsidiary of the Company. The purpose of this restructuring was to alleviate the risk that the Company's third-party revenues would exceed the level permitted to maintain REIT status. To comply with the REIT qualification requirements, the Company owns 100% of the non-voting common stock and 1% of the voting stock of the Management Company (representing 95% of the economic interest). The remaining ownership interest in the Management Company (representing 5% of the economic interest) is owned in equal amounts by Messrs. Anderson, Payne, Wilkerson and Worthy, who are officers of the Management Company and who are also officers of the Company. The shares held by these officers are subject to a provision in the Management Company's bylaws designed to ensure that such stock will always be held by an officer or director of the Management Company. It is expected that these officers, as shareholders of the Management Company, will be entitled, in the aggregate, to 5% of the dividends or other distributions, if any, paid to shareholders of the Management Company. THE RESTRUCTURING OF THE COMPANY'S THIRD-PARTY MANAGEMENT BUSINESS THROUGH THE CREATION OF THE MANAGEMENT COMPANY IS NOT SUBJECT TO APPROVAL OR RATIFICATION BY THE COMPANY'S SHAREHOLDERS NOR IS IT CONDITIONED UPON THE APPROVAL BY THE SHAREHOLDERS OF THIS BYLAW AMENDMENT.

RISKS OF PROPOSED AMENDMENT

     A loan to the Management Company creates the risk that the Company will not be repaid. The Company cannot ensure repayment because it does not have control of the Management Company and its loans to the Management Company are expected to be unsecured.

     Furthermore, although the Company has no intention of making loans other than to the Management Company, the proposed amendment would eliminate the only restriction in the Company's governing documents on the making of loans to other persons. Should the Company make such loans other than to the Management Company or other majority-owned subsidiaries, the Company would be exposed to the risks associated with lending to non-affiliates, including the risk that such funds may not be repaid in full.

ALTERNATIVES IF THIS PROPOSAL IS NOT APPROVED


     If this Proposal Six is not approved, the Management Company could obtain working capital through the issuance of equity securities. The Board of Directors does not favor this alternative for several reasons: First, unlike the interest payments that would be paid on a loan from the Company, distributions to equity owners are not tax deductible at the Management Company level. Under this alternative the Company's shareholders would probably receive less of the revenues generated by the Company's third-party management business than they would receive if the Company had the ability to make loans to other parties. Second, because the Company is not the sole shareholder of the Management Company, a reliance on equity financing would cause more of the third-party management business revenues to be distributed to other shareholders than would be distributed if a portion of such revenues were used to repay Company loans. Third, under the REIT qualification rules, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets. This restriction limits the level of equity investments the Company can make in the Management Company.


     Capitalization of the Management Company through loans from third parties is also problematic because of the possible difficulty in obtaining such financing without a guarantee from the Company for such debt. In addition, interest payments to third parties would reduce the amount of the revenues from the Company's third-party management business that could ultimately be distributed to the shareholders of the Company.

                      APPOINTMENT OF INDEPENDENT AUDITORS
     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the accounting firm of Arthur Andersen & Co. to serve as independent auditors of the Company for the fiscal year ending December 31, 1995. Arthur Andersen & Co. has served as independent auditors of the Company since its commencement of operations and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.
     Representatives of Arthur Andersen & Co. will be present at the Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
                                       19

                         STOCK PRICE PERFORMANCE GRAPH

     The following stock price performance graph compares the Company's performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT") for the last five years. The stock price performance graph assumes an initial investment on December 31, 1989 of $100 in the Company and the two indexes and further assumes the reinvestment of all dividends. Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, American Stock Exchange and Nasdaq National Market System. Stock price performance is not necessarily indicative of future results.


     [STOCK PRICE PERFORMANCE GRAPH APPEARS HERE, A DESCRIPTION OF WHICH IS SET FORTH AS AN APPENDIX HERETO]




     THE STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.
                           PROPOSALS OF SHAREHOLDERS

     If the 1996 annual meeting is held on a date between May 30, 1996 and September 27, 1996, then any proposal by a shareholder for a matter to be presented at that meeting must be received for inclusion in the proxy statement and form of proxy at the Company's executive offices at 3710 One First Union Center, Charlotte, North Carolina, 28202 no later than January 26, 1996, in a form consistent with the regulations of the Securities and Exchange Commission governing the inclusion of such proposals in proxy statements and forms of proxy.

                                    GENERAL
     The Board of Directors knows of no other matter to be acted upon at the Meeting. However, if any other matter is lawfully brought before the Meeting, the shares covered by such proxy will be voted thereon in accordance with the best judgment of the persons acting under such proxy unless a contrary intent is specified by the shareholder.
     Your vote is important. If you cannot attend the Meeting, please take time to complete the enclosed proxy card and return it in the envelope provided.
                                         By order of the Board of Directors,

                                         PHILIP S. PAYNE
                                         EXECUTIVE VICE PRESIDENT AND
                                         CHIEF FINANCIAL OFFICER


Date: May 26, 1995

                                       21
***************************************************************************
                                     APPENDIX

                         BODDIE-NOELL PROPERTIES, INC.
P R O X Y
         PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 29, 1995
    The undersigned hereby (a) acknowledges receipt of the Notice of Annual Shareholders Meeting of Boddie-Noell Properties, Inc. (the "Company") to be held on June 29, 1995, and the Proxy Statement in connection therewith; (b) appoints
D. Scott Wilkerson and Philip S. Payne, as Proxies (the "Proxies"), or either of them, each with the power to appoint a substitute, and (c) authorizes the Proxies to represent and vote, as designated below, all the shares of Common Stock of the Company, held of record by the undersigned on May 15, 1995, at such Annual Meeting and at any adjournment(s) thereof.
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THESE PROPOSALS:
    1. ELECTION OF DIRECTORS

 [ ] FOR all nominees                   [ ] WITHHOLD AUTHORITY to vote
  (except as indicated to the contrary      for all nominees
 below)

    NOMINEES: B. Mayo Boddie, Nicholas B. Boddie, James B. Powers, William H. Stanley and Richard A. Urquhart, Jr.
    INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.
    2. TO AMEND THE CERTIFICATE OF INCORPORATION to authorize the issuance of 10 million shares of preferred stock, issuable in series the characteristics of which would be set by the Board of Directors.
       [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN
    3. TO AMEND THE CERTIFICATE OF INCORPORATION to increase the number of shares of Common Stock that the Company has authority to issue from 10 million to 100 million shares.
       [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN

    4. TO AMEND THE BYLAWS to eliminate the restrictions on the issuance of Preferred Stock.

       [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN
                          (continued on reverse side)

         (continued from other side)
    5. TO APPROVE ISSUANCES OF 20% OR MORE OF
       OUTSTANDING COMMON STOCK (or securities
       convertible into 20% or more of Common
       Stock) to a single person or group in
       connection with acquisitions.
       [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN

    6. TO AMEND THE BYLAWS to eliminate the
       restriction on making loans to other
       persons.

       [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN
    7. OTHER BUSINESS: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.
       [ ] FOR                           [ ] WITHHOLD AUTHORITY
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSALS TO BE VOTED UPON AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS WHICH PROPERLY COMES BEFORE THE MEETING.
Dated                      , 1995
                                              Signature
                                              Please sign exactly as your name
                                              appears hereon. When signing on
                                              behalf of a corporation,
                                              partnership, estate, trust or in
                                              any other representative capacity,
                                              please sign your name and title.
                                              For joint accounts, each joint
                                              owner must sign.
PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE SO AS TO ENSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

*******************************************************************************
The Performance Graph appears where indicated. The plot points are listed below.

                 1989     1990     1991     1992      1993     1994
The Company      100      100      153      173       211      191
NAREIT           100       85      115      132       157      163
S&P 500          100       97      126      136       150      152